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                                                                    Exhibit 99.1

CONTACT:                                             FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6671

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



           BLYTH, INC. REPORTS RECORD 4TH QUARTER AND FULL YEAR SALES
            SHIFT IN BUSINESS MIX NEGATIVELY IMPACTS EARNINGS GROWTH

GREENWICH, CT, USA, March 14, 2002: Blyth, Inc. (NYSE:BTH) reported today that fourth quarter Net Sales of $368.6 million increased 11% versus sales of $332.7 million a year earlier. Operating Profit was $25.9 million compared to $23.9 million in the prior year period. Net Earnings for the quarter were $13.6 million versus $11.2 million a year earlier. Diluted Net Earnings Per Share for the fourth quarter were $0.29 compared to $0.24 for the same period last year.

Net sales for the fiscal year ended January 31, 2002 totaled $1,198.5 million versus $1,197.2 million reported a year ago. Operating profit for the twelve month period was $120.7 million compared to $145.2 million a year earlier. Net earnings for fiscal 2002 were $68.0 million compared to $79.6 million for the prior year. Diluted Net Earnings Per Share were $1.44 versus $1.66 for last year.

Commenting on the fourth quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, "Consolidated fourth quarter sales exceeded our original expectations, largely due to higher-than-expected sales in the North American and European mass channels. However, earnings for the fourth quarter did not increase proportionately due to the fact that the increase in sales was attributable, in large measure, to the disposition of North American excess and obsolete inventory, as well as sales of lower-margin white unfragranced products in Europe.

"We are very pleased with continued improvements at PartyLite following a strong holiday season and see this momentum continuing into the first quarter. We believe that the strength in PartyLite's Everyday 2002 product line and catalog will translate into improved sales and earnings growth in fiscal year 2003.

Mr. Goergen continued, "The closure of our North American manufacturing facility in Chicago is largely complete, and charges resulting from this and other rationalization announced last year were within our estimates. We believe that, as a result of these efforts, Blyth is effectively positioned to meet North American production demand and is better structured for enhanced profitability.


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"Historically, the fourth quarter is the weakest for our Creative Expressions and Foodservice businesses and, as expected, they did not contribute to earnings during the quarter. Nonetheless, we increased our presence in the Creative Expressions industry during the past year and are positioned for continued organic and acquisition-related growth in the future."

The Company reported unusual and other one-time pre-tax costs of approximately $14.1 million in the fourth quarter of fiscal 2002, which impacted Earnings Per Share by $0.19. Approximately $7.3 million of these charges relate to the closure of the Company's 62nd Street Chicago facility due to overall manufacturing over-capacity and largely reflect the asset write-off of facilities and equipment, and related severance.

The remaining $6.8 million in charges relate primarily to other rationalization within Blyth's worldwide consumer wholesale businesses, including severance following several changes in management, as well as lease write-offs and asset impairments.

Also reflected in Blyth's fourth quarter operating results and separate from the $14.1 million in one-time and unusual charges, the Company adjusted the realizable value of its obsolete inventory by approximately $5.0 million, reflecting marketplace conditions. Regarding receivables, a modest bad debt provision of $350,000 was recorded related to K-Mart.

On a segment basis, fourth quarter Net Sales in the Candles and Home Fragrance products businesses were $331.7 million, compared to $304.6 million in the prior year period. Operating income for this segment was $29.7 million, compared to $23.1 million in last year's fourth quarter. Net sales in the Creative Expressions and Foodservice businesses totaled $36.8 million versus $28.1 million one year ago, and operating income in this segment was a loss of $3.8 million compared to operating income of $0.85 million in the prior year period. This loss is due to the inclusion of Midwest of Cannon Falls, acquired by Blyth in April 2001, which typically loses money in the fourth quarter, and reduced sales volume in the Foodservice business. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

For the full year, Net Sales in the Candles and Home Fragrance products businesses were $999.2 million, compared to $1,063.4 million in the prior year. Operating income for this segment was $103.4 million, compared to $129.0 million last year. Net sales in the Creative Expressions and Foodservice businesses totaled $199.4 million versus $133.8 million one year ago, and operating income in this segment was $17.3 million compared to $16.2 million in the prior year. Increases in this segment of Blyth's business were mostly attributable to the inclusion of Midwest of Cannon Falls, which offset declines in the Company's Foodservice business following the September 11th tragedy and subsequent downturn in the hospitality industry.

Last year, the Company recorded one-time and other unusual charges in the fourth quarter totaling $19.0 million, including $7.7 million of one-time charges related primarily to severance and asset impairment, $9.0 million in inventory write-offs and $2.3 million in additional bad debt expenses, impacting Earnings Per Share by $0.28. These costs largely related to rationalization within the Company's European consumer wholesale

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businesses, exiting the religious and citronella candle product lines and restructuring the U.S. consumer wholesale organizations.

This year, Blyth recorded a charge during the second quarter relating to the revaluation of U.S. mass market inventory, primarily due to Wal-Mart's change to a private label candle program, which impacted Earnings Per Share by $0.08, in addition to the fourth quarter charges referenced above. Excluding the fourth quarter charges from both years, fourth quarter Earnings Per Share would have been $0.52 last year and $0.48 this year. Excluding the charges from both years on a full-year basis, Earnings Per Share would have been $1.94 in fiscal year 2001 and $1.71 in fiscal year 2002.

Mr. Goergen added, "It is the end of a difficult year for Blyth, but we believe we are exiting it with positive momentum and improved prospects for sales and earnings growth."

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's Web site.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's(TM) and Carolina(TM) brands and in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names.

Blyth, Inc. can be found on the Internet at www.blythinc.com.
                                            ----------------

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

                                        ###

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                                   BLYTH, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                                  Three Months       Three Months
                                                                Ended January 31,  Ended January 31,
                                                                      2002               2001
                                                                ----------------   ----------------
Net sales                                                       $        368,553   $        332,711
Cost of goods sold                                                       186,472            164,574
                                                                ----------------   ----------------
    Gross profit                                                         182,081            168,137
Selling and shipping                                                     110,311            106,821
Administrative                                                            30,461             28,630
Amortization of goodwill                                                   1,346              1,047
One-time and unusual charges                                              14,084              7,702
                                                                ----------------   ----------------
                                                                         156,202            144,200
                                                                ----------------   ----------------
    Operating profit                                                      25,879             23,937
                                                                ----------------   ----------------
Other expense(income)
  Interest expense                                                         5,092              3,355
  Interest income/other                                                     (374)              (849)
  Equity in earnings of investee                                            (465)               (57)
                                                                ----------------   ----------------
                                                                           4,253              2,449
                                                                ----------------   ----------------
    Earnings before income taxes , minority interest
      and cumulative effect of accounting change                          21,626             21,488
Income tax expense                                                         8,045              9,217
                                                                ----------------   ----------------
    Earnings before minority interest and cumulative                       --                 --
      effect of accounting change                                         13,581             12,271
Minority interest                                                          --                 1,084
                                                                ----------------   ----------------
    Earnings before cumulative effect of accounting change                13,581             11,187
Cumulative effect of accounting change(SAB 101), net of taxes              --                 --
                                                                ----------------   ----------------
    Net earnings                                                $         13,581   $         11,187
                                                                ================   ================

Basic:
    Net earnings per common share before cumulative
      effect of accounting change                               $           0.29   $           0.24
    Cumulative effect of accounting change (SAB 101)                       --                 --
                                                                ----------------   ----------------
                                                                $           0.29   $           0.24
                                                                ================   ================

    Weighted average number of shares outstanding                         47,012             47,068

Diluted:
    Net earnings per common share before cumulative
      effect of accounting change                               $           0.29   $           0.24
    Cumulative effect of accounting change (SAB 101)                       --                 --
                                                                ----------------   ----------------
                                                                $           0.29   $           0.24
                                                                ================   ================
    Weighted average number of shares outstanding                         47,126             47,293

                                                                 Twelve Months       Twelve Months
                                                                Ended January 31,   Ended January 31,
                                                                     2002                 2001
                                                                ----------------    ----------------
Net sales                                                       $      1,198,542    $      1,197,197
Cost of goods sold                                                       591,454             571,472
                                                                ----------------    ----------------
    Gross profit                                                         607,088             625,725
Selling and shipping                                                     364,325             371,156
Administrative                                                           103,320              97,432
Amortization of goodwill                                                   4,702               4,191
One-time and unusual charges                                              14,084               7,702
                                                                ----------------    ----------------
                                                                         486,431             480,481
                                                                ----------------    ----------------
    Operating profit                                                     120,657             145,244
                                                                ----------------    ----------------
Other expense(income)
  Interest expense                                                        17,404              15,876
  Interest income/other                                                   (5,014)             (1,988)
  Equity in earnings of investee                                             (22)                666
                                                                ----------------    ----------------
                                                                          12,368              14,554
                                                                ----------------    ----------------
    Earnings before income taxes , minority interest
      and cumulative effect of accounting change                         108,289             130,690
Income tax expense                                                        40,283              49,975
                                                                ----------------    ----------------
    Earnings before minority interest and cumulative
      effect of accounting change                                         68,006              80,715
Minority interest                                                          --                  --
                                                                ----------------    ----------------
    Earnings before cumulative effect of accounting change                68,006              80,715
Cumulative effect of accounting change(SAB 101), net of taxes             --                  (1,153)
                                                                ----------------    ----------------
    Net earnings                                                $         68,006    $         79,562
                                                                ================    ================

Basic:
    Net earnings per common share before cumulative
      effect of accounting change                               $           1.45    $           1.69
    Cumulative effect of accounting change (SAB 101)                       --                  (0.02)
                                                                ----------------    ----------------
                                                                $           1.45    $           1.67
                                                                ================    ================

    Weighted average number of shares outstanding                         47,056              47,629

Diluted:
    Net earnings per common share before cumulative
      effect of accounting change                               $           1.44    $           1.69
    Cumulative effect of accounting change (SAB 101)                       --                  (0.02)
                                                                ----------------    ----------------
                                                                $           1.44    $           1.66
                                                                ================    ================
    Weighted average number of shares outstanding                         47,205              47,902

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                       January 31, 2002      January 31, 2001
                                       ----------------      ----------------
Assets
  Cash and Cash Equivalents            $        130,633      $         93,036
  Accounts Receivable, Net                       83,781                66,974
  Inventories                                   181,840               201,086
  Property, Plant & Equipment, Net              241,914               269,438
  Other Assets                                  156,050               132,936
                                       ----------------      ----------------
                                       $        794,218      $        763,470
                                       ================      ================

Liabilities and Stockholders' Equity
  Bank Debt                            $         27,303      $         32,268
  Senior Notes                                   14,285                17,857
  Bond Debt                                     150,000               150,000
  Other Liabilities                             134,662               141,551
  Stockholders' Equity                          467,968               421,794
                                       ----------------      ----------------
                                       $        794,218      $        763,470
                                       ================      ================